THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH SHARES ISSUABLE UPON CONVERSION OF THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ICF CORPORATION (formally known as COMC, INC.) THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED SECURED CONVERTIBLE REVOLVING NOTE

FOR VALUE RECEIVED, ICF CORPORATION (formally known as COMC, INC.) a Delaware corporation (the "**Borrower**") promises to pay to LAURUS MASTER FUND, LTD., M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the "**Holder**") or its registered assigns, on order, the sum of Four Million Five Hundred Thousand Dollars ($4,500,000) without duplication of any amounts owing by Borrower to Holder under the Minimum Borrowing Notes (as defined in the Security Agreement referred to below), or, if different, the aggregate principal amount of all "Loans" (as such term is defined in the Security Agreement referred to below), together with any accrued and unpaid interest hereon, on November 30, 2007 (the "**Maturity Date**").

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Security Agreement between the Borrower, certain Subsidiaries party thereto and the Holder dated as of November 30, 2004 (as amended, modified and supplemented from time to time, the "**Security Agreement**"). This Note amends and restates in its entirety (and is given in substitution for and not in satisfaction of) that certain Secured Convertible Revolving Note made by the Borrower in favor of Holder on November 30, 2004.

The following terms shall apply to this Note:

ARTICLE I
CONTRACT RATE & PREPAYMENTS

1.1. Interest Rate. Subject to Sections 3.2, 4.1 and 5.7 hereof, interest payable on this Note shall accrue at a rate per annum equal to the "prime rate" published in The Wall Street Journal from time to time, plus two percent (2%) (the "**Contract Rate**"). The Prime Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in such rate in accordance with the terms of the Security Agreement. Subject to Section 1.2, the Contract Rate shall not be less than six and seventy five hundredths percent (6.75%).

1.2. Contract Rate Adjustments and Payments. The Contract Rate shall be calculated on the last business day of each month hereafter until the Maturity Date (each a "**Determination Date**") and shall be subject to adjustment as set forth herein. If (i) the Borrower shall have registered the shares of the Borrower's common stock underlying each of the conversion of each Minimum Borrowing Note then outstanding and that certain warrant issued to Holder on a registration statement declared effective by the Securities and Exchange Commission (the "**SEC**"), and (ii) the market price (the "**Market Price**") of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the five (5) trading days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price by at least twenty five percent (25%), the Contract Rate for the succeeding calendar month shall automatically be reduced by 25 basis points (25 b.p.) (0.25%) for each incremental twenty five percent (25%) increase in the Market Price of the Common Stock above the then applicable Fixed Conversion Price. The "Principal Market" for the Common Stock shall include the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on January 3, 2005 and on the first business day of each consecutive calendar month thereafter until the Maturity Date (and on the Maturity Date), whether by acceleration or otherwise (each, a "**Contract Rate Payment Date**"); provided that, for the period beginning on the first business day of July 2006 and ending on June 30, 2007, interest payable under this Note (the "**Postponed Interest**") shall be earned and accrue, but not be payable, until the Maturity Date (or such earlier date as such amounts become due in accordance with the terms of this Note, the Security Agreement and/or the Ancillary Agreements); provided however, that if an Event of Default occurs and is continuing such Postponed Interest shall automatically without further notice become due and payable.

1.3 Allocation of Principal to Minimum Borrowing Note. In the event that the amount due and payable hereunder should equal or exceed $1,000,000, to the extent that the outstanding balance on Minimum Borrowing Note shall be less than or equal to $500,000 (the difference of $1,000,000 less the actual balance of the Minimum Borrowing Note, the "Available Minimum Borrowing"), such portion of the balance hereof as shall equal the Available Minimum Borrowing shall be deemed to be simultaneously extinguished on the Revolving Note and transferred to, and evidenced by, a Minimum Borrowing Note.

ARTICLE II
HOLDER'S CONVERSION RIGHTS

2.1. Optional Conversion. Subject to the terms of this Article II, the Holder shall have the right, but not the obligation, at any time until the Maturity Date, or during an Event of Default (as defined in Article III), and, subject to the limitations set forth in Section 2.2 hereof, to convert all or any portion of the outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and nonassessable restricted shares of the Common Stock at the Fixed Conversion Price (defined below) per share. For purposes hereof, subject to

Section 2.5 hereof, the initial "**Fixed Conversion Price**" means $1.70. The shares of Common Stock to be issued upon such conversion are herein referred to as the "**Conversion Shares.**"

2.2. Conversion Limitation. Notwithstanding anything herein to the contrary, in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon exercise of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Note or the unexercised or unconverted portion of any other security of the Holder subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its Affiliates of any amount greater than 4.99% of the then outstanding shares of Common Stock (whether or not, at the time of such conversion, the Holder and its Affiliates beneficially own more than 4.99% of the then outstanding shares of Common Stock). As used herein, the term "**Affiliate**" means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. For purposes of the proviso to the second preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. The limitations set forth herein (x) may be waived by the Holder upon provision of no less than sixty-one (61) days prior notice to the Borrower and (y) shall automatically become null and void (i) following notice to the Borrower upon the occurrence and during the continuance of an Event of Default, or (ii) upon receipt by the Holder of a Notice of Redemption.

2.3. Mechanics of Holder's Conversion. In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion ("**Notice of Conversion**") to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees that are being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the "**Conversion Date**"). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A. Pursuant to the terms of the Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel within two (2) business days of the date of the delivery to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("**DTC**") through its Deposit Withdrawal Agent Commission ("**DWAC**") system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the "**Delivery Date**"). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the

Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

2.4. Late Payments. The Borrower understands that a delay in the delivery of the shares of Common Stock in the form required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Borrower agrees to pay late payments to the Holder for late issuance of such shares in the form required pursuant to this Article II upon conversion of the Note, in the amount equal to $250 per business day after the Delivery Date. The Borrower shall pay any payments incurred under this Section in immediately available funds upon demand.

2.5. Adjustment Provisions. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1 shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A. Reclassification. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock (i) immediately prior to or (ii) immediately after, such reclassification or other change at the sole election of the Holder.

B. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock or any preferred stock issued by the Borrower in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

C. Share Issuances. Subject to the provisions of this Section 2.5, if the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a person other than the Holder (except (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to Holder in writing; (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Borrower) for a consideration per share; or (iv) issuances of up to an aggregate of two million (2,000,000) shares of Common Stock (as calculated on the date hereof and appropriately adjusted for any subdivision, split, combination or similar event) to providers of services, including, without limitation, legal, accounting and consulting services) (the "**Offer Price**") less than any Fixed Conversion Price in effect at the time of such issuance, then such Fixed Conversion Price applicable to a portion of the outstanding principal amount of this Note (and all interest, fees, costs and expenses related thereto) equal to the fair market value of the aggregate consideration paid for, or attributable to,

such shares of Common Stock or securities convertible into Common Stock (the "Aggregate Consideration") shall be immediately reset to such lower Offer Price at the time of issuance of such securities (provided that, in the event that the outstanding principal amount of this Note is greater than the respective Aggregate Consideration, the Holder shall determine in its sole discretion which portion of the outstanding principal amount of this Note shall have a "reset" Fixed Conversion Price as a result of such issuance). For example, in the event that (i) the Offer Price is less than or equal to the Closing Date Market Price and (ii) the Aggregate Consideration equals $1,000,000, a Fixed Conversion Price applicable to a principal amount of this Note equal to $1,000,000 (plus all interest, fees, costs and expenses related thereto) shall be reset to the Offer Price if the Offer Price is less than such Fixed Conversion Price in effect at the time of such issuance. For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of such securities.

D. Computation of Consideration. For purposes of any computation respecting consideration received pursuant to Subsection C above, the following shall apply:

(a) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Borrower for any underwriting of the issue or otherwise in connection therewith;

(b) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Borrower (irrespective of the accounting treatment thereof); and

(c) Upon any such exercise, the aggregate consideration received for such securities shall be deemed to be the consideration received by the Borrower for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Borrower upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (a) and (b) of this Subsection (D)).

2.6. Reservation of Shares. On and after the sixtieth (60) day following the Closing Date, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

ARTICLE III
EVENTS OF DEFAULT

3.1. The occurrence of any of the events set forth in Section 19 of the Security Agreement shall constitute an Event of Default ("**Event of Default**") hereunder.

DEFAULT RELATED PROVISIONS

3.2 Default Interest. Following the occurrence and during the continuance of an Event of Default, the Borrower shall pay additional interest on this Note in an amount equal to two percent (2%) per month, and all outstanding Obligations, including unpaid interest, shall continue to accrue such additional interest from the date of such Event of Default until the date such Event of Default is cured or waived.

3.3 Conversion Privileges. The conversion privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until this Note is paid in full.

3.4 Cumulative Remedies. The remedies under this Note shall be cumulative.

ARTICLE IV
DEFAULT PAYMENTS

4.1. Default Payment. If an Event of Default occurs and is continuing beyond any applicable grace period, the Holder, at its option, may elect, in addition to all rights and remedies of Holder under the Security Agreement and the Ancillary Agreements and all obligations of Borrower under the Security Agreement and the Ancillary Agreements, to require the Borrower to make a Default Payment ("**Default Payment**"). The Default Payment shall be one hundred thirty percent (130%) of the outstanding principal amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to Holder pursuant to the Notes or the Ancillary Agreements, then to accrued and unpaid interest due on the Notes and then to outstanding principal balance of the Notes.

4.2. Default Payment Date. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to Section 4.1 ("**Default Payment Date**").

ARTICLE V
MISCELLANEOUS

5.1. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and

remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2. Notices. Any notice herein required or permitted to be given shall be in writing and provided in accordance with the terms of the Security Agreement.

5.3. Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as it may be amended or supplemented.

5.4. Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Security Agreement.

5.5. Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

5.6. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the State of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court order in favor of Holder.

5.7. Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.8. Security Interest and Guarantee. The Holder has been granted a security interest (i) in certain assets of the Borrower and its Subsidiaries as more fully described in (x) the Security Agreement and (y) the Master Security Agreement dated as of the date hereof and (ii)

pursuant to the Stock Pledge Agreement dated as of the date hereof. The obligations of the Borrower under this Note are guaranteed by certain Subsidiaries of the Borrower pursuant to the Subsidiary Guaranty dated as of the date hereof.

5.9. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.10 Registered Obligation. This Note is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and the Company (or its agent) shall register this Note (and thereafter shall maintain such registration) as to both principal and any stated interest. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Company of this Note to the new holder or the issuance by the Company of a new instrument to the new holder, or (ii) transfer through a book entry system maintained by the Company (or its agent), within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(B).

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Borrower has caused this Secured Convertible Revolving Note to be signed in its name effective as of the 30th day of November, 2004 and amended and restated as of July 26 2006.

ICF CORPORATION

By: [signature]

Name: Janice B. Fuellhart
Title: Chief Executive Officer

WITNESS:

[signature]

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

The undersigned hereby elects to convert $________ of the principal and $________ of the interest due on the Secured Convertible Revolving Note issued by COMC, INC. on November 30, 2004 into Shares of Common Stock of COMC, INC. (the "Borrower") according to the conditions set forth in such Note, as of the date written below.

Date of Conversion: ____

Conversion Price: ____

Shares To Be Delivered: ____

Signature: ____

Print Name: ____

Address: ____

____

Holder DWAC instructions ____

4966025.2
33360-2001